January 9, 2014

ENSERVCO Reports Preliminary Fourth Quarter Revenue of $15 Million, a Q4 Record and a 33% Increase vs. Q4 2012; Preliminary Full-Year Revenue Up 47% to a Record $46.3 Million

DENVER, CO -- (Marketwired) -- 01/09/14 -- ENSERVCO Corporation (OTCQB: ENSV), a provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today said it expects to report record revenue from continuing operations for the fourth quarter and full fiscal year ended December 31, 2013.

Fourth quarter revenue is expected to be $15.0 million, up 33% versus revenue of $11.3 million in the fourth quarter of 2012. Full-year revenue is expected to be $46.3 million, a 47% increase versus revenue of $31.5 million in fiscal 2012.

The Company also anticipates improved net earnings for both the fourth quarter and full fiscal year. ENSERVCO expects to report audited full-year 2013 financial results by mid-March 2014.

Rick Kasch, president, said, "Our top-line growth during the final quarter of 2013 reflects the continued expansion of our service fleet, outstanding logistical management by our operations team, robust drilling activity by customers in the Rocky Mountains and Northeast, and very strong demand for our fluid heating services. Our fourth quarter revenue results would have been even stronger were it not for delays in receiving several new fluid heating units from our fabricator, which is still working through a production backlog following the Colorado flooding in September. We expect to receive several additional units by the end of January."

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO has emerged as one of the energy service industry's leading providers of hot oiling, acidizing, frac heating and fluid management services. The Company owns and operates a fleet of more than 230 specialized trucks, trailers, frac tanks and related well-site equipment. ENSERVCO serves customers in seven major domestic oil and gas fields, and operates in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming

and West Virginia. Additional information is available at www.enservco.com.

Forward-Looking Statements
This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. This forward-looking information includes statements relating to our preliminary, unaudited revenue results, operating income and net earnings for the fourth quarter and full fiscal year ended December 31, 2013. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO's Form 10-K filed on March 28, 2013, in its reports subsequently filed with the Securities and Exchange Commission, all of which are available at www.enservco.com, and in addition to the other risks and caveats included in this press release. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contacts:
Pfeiffer High Investor Relations, Inc.
Geoff High
Phone 303-393-7044
Email: Email Contact

Source: ENSERVCO